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[Hecla Logo]                                                          Exhibit 99
                                                                         2000-13
     NEWS RELEASE


          HECLA CONSERVES CASH, RELEASES SALADILLO EXPLORATION RESULTS
                   AND REPORTS RECORD PRODUCTION AT LA CAMORRA

                              FOR IMMEDIATE RELEASE
                                September 8, 2000


COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL & HL-PrB:NYSE) today announced that in the interest of cash conservation the October 1, 2000, payment of dividends to the holders of Hecla's Series B Cumulative Convertible Preferred Stock has been deferred. Hecla Chairman, President and Chief Executive Officer Arthur Brown said, "Persistently low precious metals prices make it prudent to conserve cash where we can at this time." This is the only quarter since the preferred stock was issued in 1993 that the dividend has not been declared.

According to Brown, the company's management team has put in place a number of measures which are expected to provide a sufficient cash balance to not only meet near and intermediate term needs, but also to create an adequate cash cushion going into next year and for the longer term. "These measures include actions to reduce our general and administrative expenses, deferring most discretionary expenditures and moving forward with asset sales. I am confident that we can achieve a comfortable cash position by the end of the year," said Brown.

Hecla is proceeding with efforts to sell its industrial minerals subsidiary, Kentucky-Tennessee Clay Company, which is a ball clay, kaolin and feldspar producer. Two companies are in the midst of due diligence activities at this time. Brown said, "Although a final decision has not been made, clearly K-T Clay is a sought-after property and should command a good price. The proceeds will allow us to repay the bank debt due next spring and provide cash on hand to concentrate on a new direction focused solely on precious metals." Brown went on, "The full value of K-T Clay is not reflected in Hecla's common stock price." Hecla was recently notified by the New York Stock Exchange that the common stock price average had been below $1.00 for more than 30 days and that the company has at least six months to increase the stock price. That time period could be extended if necessary under certain conditions. Brown said, "I anticipate that our actions to sell K-T Clay, clean up our balance sheet and improve our liquidity will enhance the value of our share price." Hecla's common stock price has traded at prices above $1.00 at times over the past several days.

Brown said, "Along with the potential sale of K-T Clay and our cash conservation measures, there are a number of positive things happening that should favorably impact our stock price." The Saladillo silver/gold exploration property in central Mexico continues to return excellent results. Some of the more recent assays in the San Sebastian area on the Middle vein system have ranged as high as 41 ounces of silver per ton and about 0.10 ounce of gold per ton over a six-foot interval. The company has begun milling bulk surface samples from the Francine vein and expects to generate approximately $1.5 million this year in cash flow from milling activities, some of which will go to fund additional exploration on the large land concession. This unique approach not only makes the current Saladillo exploration project self-funding, but also provides additional cash flow to the company. Brown said, "We are excited about the progress at Saladillo. If the assays continue to be good and we keep expanding the reserves, this could turn into a world-class silver mine in the years ahead."

Meanwhile, the La Camorra gold mine in Venezuela had another record month in August, mining 8,427 ounces of gold. That brings the total for 2000 to 60,527 ounces of gold at an average cash cost in the




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range of $190 per ounce. Brown said, "The gold ore grade at La Camorra is very good, and we expect to exceed our original production forecast for the year by 15-20%. We also continue to work diligently on cost reduction programs at La Camorra."

Brown also stated, "Our business plan aims at profitability with current precious metals prices. However, we still believe in the fundamentals of supply and demand, and silver appears to be poised for an increase in price when that supply pinch is finally felt." Hecla is currently on track to mine an anticipated 8 million ounces of silver in 2000 from its Greens Creek and Lucky Friday mines.

Statements made which are not historical facts, such as anticipated payments, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, industrial minerals market conditions, and exploration and project development risks. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, is one of the United States' best-known silver producers. The company also produces gold and is a major supplier of ball clay, kaolin and other industrial minerals. Hecla's operations are principally in the U.S., Mexico and Venezuela.


Contact: Vicki Veltkamp, vice president - investor and public relations 208-769-4144

              Hecla's Home Page can be accessed on the Internet at:
                           http://www.hecla-mining.com